Oasis Midstream Partners Announces Acquisition of Midstream Interests from Oasis Petroleum and IDR Elimination
Houston, Texas — March 22, 2021 — Oasis Midstream Partners LP (Nasdaq: OMP) (the “Partnership” or “OMP”) today announced it has entered into a contribution and simplification agreement to acquire all remaining interests in Bobcat DevCo LLC (“Bobcat DevCo”) and Beartooth DevCo LLC (“Beartooth DevCo”) from Oasis Petroleum Inc. (Nasdaq: OAS) (“Oasis”) as well as to eliminate the Partnership’s incentive distribution rights (“IDRs”) in exchange for $229 million cash and 14.8 million units for total consideration of approximately $510 million based on OMP’s 20 day volume weighted average price ending on March 19, 2021 (the “Simplification”). The Simplification also includes a right of first refusal in favor of OMP with respect to midstream opportunities in the Painted Woods and City of Williston operating areas of Oasis.
OMP separately announced today that, subject to market conditions, it intends to offer $450 million in aggregate principal amount of senior unsecured notes due 2029 in a private placement to eligible purchasers. The Partnership intends to use the net proceeds from the senior unsecured notes offering to make a distribution to Oasis Midstream Services LLC, a wholly-owned subsidiary of Oasis, in connection with the Simplification in the amount of approximately $229 million and to repay approximately $208 million of outstanding borrowings under OMP’s revolving credit facility.
Transaction Highlights:
•Simplification is expected to be accretive, both immediately and over the long-term, to distributable cash flow per unit;
•Acquired interests include approximately $81 million to $84 million in estimated 2021 Adjusted EBITDA1, generated from long-term fixed fee contracts, as well as approximately $4 million in estimated 2021 IDR distributions;
•YE2020 leverage2 pro forma for expected financing, net of transaction expenses, is expected to remain unchanged at approximately 3.1x with pro forma YE2020 liquidity of $213 million;
•OMP’s current operational and financial outlook supports holding its distribution flat at $0.54/unit with 2021 coverage expected to approximate 1.6x to 1.7x versus 1.4x prior to the Simplification;
•Scaled asset base continues to provide peer-leading gas capture for Oasis and other customers, as OMP remains focused on its ESG initiatives.

(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below for definition of Adjusted EBITDA and reconciliation to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”).
(2) Leverage based on pro forma Partnership net debt of $692.0 million and 2020 EBITDA of $222.2 million. Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Financial Measures.”
“We are pleased to announce Oasis Midstream Partners is simplifying its financial structure by eliminating its IDRs and buying the remaining interest in Bobcat DevCo and Beartooth DevCo," said Taylor Reid, Chief Executive Officer of OMP. "This accretive transaction enhances our scale and strengthens OMP's attractive position in the core of the Williston Basin. OMP is uniquely positioned to benefit from Oasis’s development program and capture additional third party business. Volumes from both Oasis and third parties provide a solid foundation through 2021 and beyond. This transaction is extremely attractive for our investors by allowing OMP to increase its scale in an accretive manner, while improving its competitive position to capitalize on future opportunities. Our sponsor, Oasis, is a proven operator with over 10 years of low-breakeven inventory. OMP believes it is well positioned to capture volumes derived from resilient activity levels at Oasis supported by our sponsor’s strong balance sheet and attractive asset base that generates significant free cash flow.”
Revolving Credit Facility, Liquidity, and Leverage
In connection with the Simplification, OMP has extended the maturity of its revolving credit facility by two years to September 2024. Total outstanding borrowings under OMP's revolving credit facility are expected to be $242 million pro forma for the Simplification as of December 31, 2020, including fees and expenses associated with the acquisition and financing. At the closing of the Simplification, OMP's revolving credit facility will have total commitments of $450 million. Pro forma for the Simplification, OMP’s YE2020 liquidity is expected to be $213 million, consisting of approximately $208 million of available credit facility capacity and approximately $5 million of cash on hand. OMP expects the ratio of estimated year-end 2021 net debt to estimated 2021 EBITDA to remain within its long-term target range of 2.75x to 3.25x.
Simplification Details
The Simplification will increase OMP’s interest in Bobcat DevCo to 100% from 35%, increase OMP’s interest in Beartooth DevCo to 100% from 70% and eliminate IDRs from OMP’s capital structure. The Simplification, which has an effective date of January 1, 2021, is expected to close before the end of March, subject to the satisfaction of customary closing conditions. The terms of the Simplification were approved by the board of directors of the general partner of OMP following receipt of special approval from its conflicts committee. Janney Montgomery Scott is serving as financial advisor to the conflicts committee and Richards, Layton & Finger, P.A. is serving as legal advisor to the conflicts committee. Citigroup Global Markets Inc. is serving as financial advisor to Oasis and Vinson & Elkins L.L.P. is serving as legal advisor to Oasis.
Updated 2021 Guidance

2021E
($MM)

Net to OMP	Prior Guidance	Updated for Acquisition

Adjusted EBITDA	$137 – $146	$217 – $230
Net CapEx	$56 – $60	$63 – $68
Maintenance CapEx % of EBITDA	7% – 8%	7% – 8%
LP Coverage Ratio	N/A	1.6x – 1.7x

DevCo Summary
•Bighorn: Infrastructure supporting Wild Basin area including two natural gas processing plants (280 mmcf/d capacity), a FERC regulated crude oil pipeline to Johnson’s Corner (75 Mbbl/d capacity), and a crude oil blending, stabilization and storage facility with 240,000 barrels of storage capacity.
•Bobcat: Gathering infrastructure supporting Wild Basin. Assets include crude oil and natural gas gathering and compression, a natural gas lift system, and produced/flowback water gathering and disposal system.
•Beartooth: Extensive produced/flowback water gathering and freshwater distribution across the broader Oasis acreage position. Assets include an extensive pipeline system, disposal wells, and freshwater sourcing and distribution.
•Panther: Permian Basin crude oil gathering and produced water gathering and disposal system.
Following the closing of the Simplification, OMP will own 100% of the assets described above. Anticipated 2021 total EBITDA for the interests acquired in Bobcat DevCo and Beartooth DevCo is estimated to be between $81 million to $84 million. In addition, OMP estimates the IDRs acquired would have resulted in total IDR distributions to Oasis of approximately $4 million in 2021.

Contact:
Oasis Midstream Partners
Taylor Reid, Director and Chief Executive Officer
Richard N. Robuck, SVP and Chief Financial Officer
Bob Bakanauskas, Director of Investor Relations
(281) 404-9600
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations surrounding the closing of the Simplification as well as the benefits of it and related transactions, the closing of the proposed offering and the intended use of proceeds, as well as plans, strategies, objectives and anticipated financial and operating results of the Partnership, including the Partnership’s capital expenditure levels, levels of indebtedness and anticipated EBITDA contributions from the Simplification and other guidance included in this press release. These statements are based on certain assumptions made by the Partnership based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, closing of the Simplification and related transactions, closing of the proposed offering and the intended use of proceeds, the Partnership’s ability to integrate acquisitions into its existing business, changes in crude oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in the estimates of proved reserves and forecasted production results of the Partnership’s customers, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Partnership’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Partnership’s business and other important factors. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership’s actual results and plans could differ materially from those expressed in any forward-looking statements.
Any forward-looking statement speaks only as of the date on which such statement is made and the Partnership undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Oasis Midstream Partners LP
Oasis Midstream Partners LP is a premier gathering and processing master limited partnership formed by its sponsor, Oasis Petroleum Inc. to own, develop, operate and acquire a diversified portfolio of midstream assets in North America that are integral to the crude oil and natural gas operations of Oasis Petroleum Inc. and are strategically positioned to capture volumes from other producers. For more information, please visit the Partnership’s website at www.oasismidstream.com.

Non-GAAP Financial Measures
Adjusted EBITDA
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Partnership's financial statements, such as industry analysts, investors, lenders and rating agencies. The Partnership defines Adjusted EBITDA as earnings before interest expense (net of capitalized interest), income taxes, depreciation, amortization, equity-based compensation expenses and other similar non-cash adjustments. Adjusted EBITDA should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Management believes that the presentation of Adjusted EBITDA provides information useful to investors and analysts for assessing the Partnership's results of operations, financial performance and its ability to generate cash from its business operations without regard to its financing methods or capital structure, coupled with the Partnership's ability to maintain compliance with its debt covenants. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities.
The following table presents reconciliations of the GAAP financial measures of net income and net cash provided by operating activities to the non-GAAP measure of Adjusted EBITDA for the period presented, pro forma for the acquisition of all remaining interests in Bobcat DevCo and Beartooth DevCo. This unaudited pro forma information was not prepared to comply with Article 11 of regulation S-X and excludes certain transactions related to the acquisition of contributed assets, including the related financing transactions.

Year Ended December 31, 2020

(In thousands)
Net income	$66,313
Depreciation and amortization	40,237
Impairment	103,441
Equity-based compensation expenses	268
Interest expense, net of capitalized interest	12,783
Other non-cash adjustments	(885)
Adjusted EBITDA	$222,157

Net cash provided by operating activities	$213,569
Interest expense, net of capitalized interest	12,783
Changes in working capital	(2,219)
Other non-cash adjustments	(1,976)
Adjusted EBITDA	$222,157